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Jose Francisco Klujsza (305) 767-1910

Waterbank of America (USA) Inc. Announces Proposed Private Placement of Shares of Common Stock and Warrants

MONTREAL, QUEBEC, CANADA - November 8, 2006 - Waterbank of America (USA) Inc. (OTCBB: WKBA.OB), today announced that it plans to offer units consisting of shares of its common stock and warrants in a best efforts private placement pursuant to exemptions under Regulation D and Regulation S of the Securities Act of 1933, as amended, for gross proceeds of up to approximately $5 million.

Waterbank intends to use the net proceeds for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities may be made only by means of the applicable disclosure documents.

About Waterbank of America (USA) Inc.: www.icerocks.com.
Headquartered in Montreal, Quebec, Canada, Waterbank of America (USA) Inc. specializies in the manufacturing and distribution of its branded ICE ROCKS® ice cubes in innovative, secure and convenient packaging, and the accumulation of fresh water assets through investment in spring sources available in Canada and the United States.

Forward-Looking Statements Disclaimer:
Certain statements contained in this release, including closing of proposed financing, products, as well as statements containing words like "believes," "estimate," "expects," "anticipates," "target," "plans," "will", "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our products; our financial and technical resources relative to those of our competitors; government regulation of our products; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional spring sources; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, risks related to our business and the market for its equity and other risk factors identified from time to time in the company's SEC reports and other filings, including the Company's Form 8-K filed with the SEC on October 25, 2006. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.